Exhibit 10.9

EXECUTIVE SALARY CONTINUATION AGREEMENT

This Executive Salary Continuation Agreement (this “Agreement”) is entered into by and between United Security Bank, a California banking corporation (the “Employer”), and William M. Yarbenet, an individual residing in the State of California (the “Officer”) as of ____________, 2015, with reference to the following:

RECITALS

WHEREAS, the Employer recognizes the valuable services the Officer has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Officer with additional incentive to achieve corporate objectives;
WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Officer;
WHEREAS, the Employer and the Officer intend this Agreement shall at all times be administered and interpreted in compliance with Code section 409A; and
WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Officer, a member of a select group of management or highly compensated employees of the Employer;
NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Officer and the Employer agree as follows:

AGREEMENT

1.    Terms and Definitions.

1.Accrued Liability. The term “Accrued Liability” means, as of any particular date, the actuarial then net present value of the projected lifetime monthly benefit payments remaining payable pursuant to Section 3.1 or Section 3.2, calculated using a 4.75% discount rate.

2.Administrator. The Employer shall be the “Administrator” and, solely for the purposes of ERISA, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.3.    Annual Benefit. The term “Annual Benefit” means an annual sum of sixty thousand five hundred dollars ($60,500) multiplied by the Applicable Percentage (defined below) and then reduced to the extent required: (i) under the other provisions of this Agreement; (ii) by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (iii) in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.4.    Applicable Percentage. The term “Applicable Percentage” means that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete years (with a “year” being the performance of personal services for or on behalf of the Employer as an employee for a period of 365 days) which have elapsed starting from the Effective Date and ending on the date the Officer’s employment is terminated for purposes of this Agreement. In the event the Officer’s employment with the Employer is terminated other than by reason of death, disability, termination for cause or Retirement on the part of the Officer, the Officer shall be deemed for purposes of determining the number of complete years to have completed a year of service in its entirety for any partial year of service after the last anniversary date of the Effective Date during which the Officer’s employment is terminated, provided that in no event shall the Officer be deemed to have completed a year of service for the partial year that occurs prior to the first anniversary date of this Agreement.

1.5.    Beneficiary. The terms “Beneficiary” and “Designated Beneficiary” mean the person or persons whom the Officer shall designate in a valid beneficiary designation (the “Beneficiary Designation”), a copy of which is attached hereto as Exhibit “B,” to receive the benefits provided hereunder. A Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof and is received by the Administrator prior to the Officer’s death. The Officer's Beneficiary Designation shall be deemed automatically revoked if the Beneficiary predeceases the Officer or if the Officer names a spouse as Beneficiary and the marriage is subsequently dissolved. Upon the acceptance by the Administrator of a new Beneficiary Designation form, all Beneficiary Designations previously filed shall be cancelled. The Administrator shall be entitled to rely on the last Beneficiary Designation form filed by the Officer and accepted by the Administrator prior to the Officer’s death.

1.6.    The Code. The “Code” means the Internal Revenue Code of 1986, as amended.

1.7.    Disability/Disabled. The terms “Disability” and “Disabled” mean disabled within the meaning of Code section 409A and regulations promulgated thereunder.

1.8.    Effective Date. The term “Effective Date” means the date first above written.

1.9.    ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10.    Plan Year. The term “Plan Year” means the Employer’s calendar year.

1.11.    Retirement. The terms “Retirement” and “Retires” refer to the date on which the Officer: (i) attains the age of at least sixty-seven (67); and (ii) terminates full-time salaried employment with the Employer for any reason other than Termination for Cause and such termination constitutes a Separation of Service.

1.12.    Separation from Service. The term “Separation from Service” means the Officer’s service as an employee and/or independent contractor to the Employer and any member of a controlled group that includes Employer, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Employer, Disability or the Officer’s death. Whether a Separation from Service takes place is determined based on: (i) the facts and circumstances surrounding the termination of the Officer’s employment; (ii) whether the Employer and the Officer intended for the Officer to provide significant services for the Employer following such termination; and (iii) the application of facts and circumstances in view of the presumptions contained in the regulations to Code section 409A. For purposes of this Agreement, if there is a dispute about the employment status of the Officer or the date of the Officer’s Separation from Service, the Employer shall have the sole and absolute right to decide the dispute.

1.13.    Surviving Spouse. The term “Surviving Spouse” means the person, if any, who shall be legally married to the Officer on the date of the Officer’s death.

1.14.    Termination for Cause. The term “Termination for Cause” means the termination of the Officer by the Employer upon the occurrence of any of the following events:

(i)    the Officer is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to illegal activity, which activity materially adversely affects the Employer’s reputation in the community or which evidences the lack of the Officer’s fitness or ability to perform the Officer’s duty as determined by the Board of Directors in good faith;

(ii)    the Officer has committed any illegal or dishonest act which would cause termination of coverage under the Employer’s Bankers’ Blanket Bond as to the Officer, as distinguished from termination of coverage as to the Employer as a whole;

(iii)    the Officer materially fails to perform, or habitually neglects, the Officer’s duties or commits a material act of malfeasance or misfeasance in connection therewith; or

(iv)    an action is commenced by any bank regulatory agency having jurisdiction, to remove or suspend the Officer from office, or a cease and desist order under 12 U.S.C. 1818(b) or any similar Federal or state statute is issued against the Officer or the Employer which calls for the Officer’s suspension or removal from office.

2.    Scope, Purpose and Effect.

2.1.    Contract of Employment. Although this Agreement is intended to provide the Officer with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Officer and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Officer’s employment. This Agreement shall have no impact or effect upon any separate written employment agreement which the Officer may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said employment agreement.

2.2.    Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Officer and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Officer has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.
3.    Payments Upon or After Retirement.

3.1.    Payments Upon Retirement at Age 67. If the Officer remains in the continuous employment of the Employer until Retirement and Retires on or within one (1) year of attaining age 67, then the Officer shall be entitled to be paid the Annual Benefit, with the Applicable Percent equal to 100%, for life, in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Officer Retires, except that if the Officer is a “specified employee” as defined in Section 11.14, then the payment provided in this Section 3.1 shall be deferred as provided in Section 11.14.

3.2.    Payments Upon Retirement After Age 67. If the Officer remains in the continuous employment of the Employer until Retirement and Retires on or after attaining age 68, then the Officer shall be entitled to be paid the Annual Benefit, as hereinafter adjusted, with the Applicable Percent equal to 100%, for life, in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Officer Retires, except that if the Officer is a “specified employee” as defined in Section 11.14, then the payment provided in this Section 3.2 shall be deferred as provided in Section 11.14. For purposes of this Section 3.2, the Annual Benefit shall be adjusted depending on the year in which the Officer first Retires by increasing the Annual Benefit by two percent (2%), compounded, for each full year the Officer remains in the employment of the Employer after attaining age 67. Once the Officer Retires, the Annual Benefit shall be fixed at the then calculated amount and shall not thereafter be adjusted.

3.3.    Payments in the Event of Death After Retirement. The Employer agrees that if the Officer Retires and is entitled to payments pursuant to either Section 3.1 or 3.2, but shall die before attaining age 86, then the Employer will pay the Accrued Liability in a lump sum to the Officer’s designated beneficiary. If a valid Beneficiary Designation is not in effect, then the Accrued Liability shall be paid to the Officer’s Surviving Spouse. If the Officer leaves no Surviving Spouse, the Accrued Liability shall be paid to the duly qualified personal representative, executor or administrator of the Officer’s estate.

4.    Payments in the Event Death or Disability Occurs Prior to Retirement.

4.1.    Payments in the Event of Death Prior to Retirement. In the event the Officer should die while actively employed by the Employer at any time after the Effective Date, but prior to Retirement, the Employer agrees to pay the Accrued Liability to the Officer’s Designated Beneficiary in a lump sum on the first day of the second month following the month of death. If a valid Beneficiary Designation is not in effect, then the amount due pursuant to this Section 4.1 shall be paid to the Officer’s Surviving Spouse. If the Officer leaves no Surviving Spouse, the amount due pursuant to this Section 4.1 shall be paid to the duly qualified personal representative, executor or administrator of the Officer’s estate.

4.2.    Payments in the Event of Disability Prior to Retirement. In the event the Officer becomes Disabled while actively employed by the Employer at any time after the date of this Agreement but prior to Retirement, the Officer shall continue to be treated during such period of Disability as being actively and gainfully employed by the Employer but shall not add applicable years of service for the purpose of determining the Annual Benefit, and, subject to any applicable deferral period as set forth in Section 11.14 herein, the Officer shall be entitled to either of the following:

(i) a lump sum payment equal to the Accrued Liability, payable on the first day of the month following the month in which the Officer is deemed permanently Disabled; or

(ii) the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of Disability, for life, in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Officer is deemed permanently Disabled.

The Officer or his duly authorized representative may make an election of which benefit to receive at any time prior to or upon being deemed permanently Disabled. Absent a timely election, the Officer shall be paid the benefit pursuant to clause (i) above.

Notwithstanding the foregoing, in the event the Officer should die while actively or gainfully employed by the Employer at any time after the Effective Date and prior to (i) Retirement and (ii) the commencement of any payments under this Section 4.2, the payments provided in Section 4.1 herein shall be paid in lieu of the payments provided in this Section 4.2.

5.    Payments in the Event Employment is Terminated Other Than by Death, Disability, Termination for Cause or Retirement.

As indicated in Section 2 above, the Employer reserves the right to terminate the Officer’s employment with or without cause but subject to any written employment agreement which may then exist, at any time prior to the Officer’s Retirement. In the event that the employment of the Officer shall be terminated for any reason, including voluntary termination by the Officer, but other than by reason of (i) Disability, (ii) death, (iii) Termination for Cause, or (iv) Retirement, the Officer or his legal representative shall be entitled to be paid the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of termination of employment with the Employer, for life, in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Officer attains Retirement age, except that if Officer is a “specified employee” as defined in Section 11.14, then the payment provided in this Section 5 shall be deferred as provided in Section 11.14.

In addition, in the event the Officer dies after such termination as set forth in the second sentence of this Section 5, but prior to Retirement age, then the Officer’s Designated Beneficiary shall be paid the Accrued Liability in a lump sum. If a valid Beneficiary Designation is not in effect, then such benefits due the Officer under this paragraph shall be paid to the Officer’s Surviving Spouse, and if the Officer leaves no Surviving Spouse, then such benefits shall be paid to the duly qualified personal representative, executor or administrator of the Officer’s estate for the benefit of the Officer’s estate.

The Officer agrees that the payment of benefits pursuant to this Section 5 to the extent Officer is entitled to such benefits is in lieu of any other benefits under this Agreement.

6.    Termination for Cause.

Notwithstanding anything to the contrary, in the event the termination of employment of the Officer is Termination for Cause, as defined in Section 1.14, the Officer shall not be entitled to any benefits pursuant to this Agreement.

7.    No Ownership Rights to the Employer’s Assets.

The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Officer, the Officer’s spouse or the Officer’s Designated Beneficiary under the terms of this Agreement (the “Benefits”). The rights of the Officer or any beneficiary of the Officer under this Agreement shall be solely those of an unsecured creditor of the Employer.

In the event that the Employer, in its sole and absolute discretion, elects to acquire an insurance policy, an annuity or any other asset to recoup the costs or any portion thereof of the Benefits, then such insurance policy, annuity or other asset shall not be deemed to be held under any trust for the benefit of the Officer or his beneficiaries or to be security for the performance of the obligations of the Employer under this Agreement, but shall be, and remain, a general unpledged, unrestricted asset of the Employer. The Officer and his beneficiaries shall have no rights whatsoever with respect to, or any claim against, any such insurance policy, annuity or other asset. In connection with the Employer electing to acquire any such insurance policy or annuity, the Officer agrees to cooperate to facilitate such acquisition, and pursuant thereto shall execute such documents and undergo such medical examinations or tests as the Employer may reasonably request.

8.    Claims Procedure.

The Employer shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Employer shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Employer denying a claim by the Officer, the Officer’s spouse, or the Officer’s beneficiary for Benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Officer, the Officer’s spouse or the Officer’s beneficiary, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Employer shall provide the Officer, the Officer’s spouse or the Officer’s beneficiary with a reasonable opportunity for a full and fair review of the decision denying such claim.

9.    Status of an Unsecured General Creditor.

Notwithstanding anything contained herein to the contrary: (i) neither the Officer, the Officer’s spouse nor the Officer’s beneficiary shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Employer; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Officer, the Officer’s spouse or the Officer’s beneficiary or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Officer, the Officer’s spouse and the Officer’s beneficiary shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

10.    Covenant Not to Interfere.

The Officer agrees not to take any action which prevents the Employer from collecting the proceeds of any life insurance policy which the Employer may happen to own at the time of the Officer’s death and of which the Employer is the designated beneficiary.

11.    Miscellaneous.

11.1.    Opportunity to Consult with Independent Counsel. The Officer acknowledges that he has been afforded the opportunity to consult with independent counsel of his choosing regarding both the benefits granted to him under the terms of this Agreement and the terms and conditions which may affect the Officer's right to these benefits. The Officer further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

11.2.    Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Fresno, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section 11.2, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in or nearest to Fresno, California, shall conduct the binding arbitration referred to in this Section 11.2. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Fresno, California, unless otherwise agreed to by the parties.

11.3.    Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

11.4.    Notice. Any notice required or permitted of either the Officer or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:
United Security Bank
2126 Inyo Street
Fresno, California 93721
Attention: Dennis R. Woods
Chairman of the Board

If to the Officer:
William M. Yarbenet
____________________
_______________, California 9____

11.5.    Assignment. Neither the Officer, the Officer’s spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Officer, the Officer’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

11.6.    Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Officer and the Employer and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

11.7.    Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

11.8.    Partial Invalidity. If any term, provision, covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

11.9.    Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

11.10.    Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11.    Section Headings. The section headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13.    Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the Federal Deposit Insurance Corporation or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

11.14.    Delayed Payments for Specified Employees. Notwithstanding anything to the contrary, in the event that Code section 409A applies to any compensation with respect to a Separation from Service, payment of that compensation shall be delayed if the Officer is a “specified employee,” as defined in Code section 409A(a)(2)(B)(i), and such delayed payment is required by Code section 409A. Such delay shall last six months from the date of Separation from Service. On the day following the end of the six-month period, the Employer shall make a catch-up payment to the Officer equal to the total amount of such payments that would have been made during the six-month period but for this Section 11.14.

11.15.    Compliance with Code Section 409A. This Agreement shall at all times be administered in compliance with the requirements of Code section 409A and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

11.16    Unfunded Agreement for ERISA Purposes. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

11.17    FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Federal Deposit Insurance Act, section 13(c), 12 U.S.C. § 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.
11.18     FDIC Troubled Condition Designation. In the event that the Employer is deemed by the Federal Deposit Insurance Corporation to be in “troubled condition,” as defined in 12 C.F.R. section 303.101(c), any payment to be paid to the Officer pursuant to this Agreement will be made only as permitted by applicable federal regulations.
11.19    Suicide or Misstatement. No benefit shall be distributed hereunder if the Officer commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Officer and owned by the Employer denies coverage (i) for material misstatements of fact made by the Officer on an application for life insurance, or (ii) for any other reason.

[Signatures appear on following page]
IN WITNESS WHEREOF, the Employer and the Officer have executed this Agreement on the date first above-written in the City of Fresno, Fresno County, California.

UNITED SECURITY BANK
“Employer”                        “Officer”

____________________________            __________________________________
Dennis R. Woods                    William M. Yarbenet
Chairman of the Board

SCHEDULE A

Number Of Complete                     Applicable
Years Of Service                      Percentage

1                             10%
2                              20%
3                              30%
4                              40%
5                              50%
6                          60%
7                              70%
8                              80%
9                              90%
10                              100%

SCHEDULE B

BENEFICIARY DESIGNATION

TO:    The Administrator of United Security Bank’s Executive Salary Continuation Agreement

Pursuant to the provisions of my Executive Salary Continuation Agreement (the “Agreement”) with United Security Bank, permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under the Agreement payable by reason of my death:

[NOTE: To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement. In the event the primary beneficiary is not the spouse of the Officer, the spouse of the Officer will need to sign the Spousal Consent to this designation and such signature must be notarized.]

Primary Beneficiary:

Name Address Relationship

Secondary (Contingent) Beneficiary:

Name Address Relationship

Name Address Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ANY PRIOR DESIGNATION OF PRIMARY BENEFICIARIES AND SECONDARY BENEFICIARIES IS HEREBY REVOKED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of the Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement then and in that event, the remaining unpaid benefit payable according to the terms of the Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by the Agreement.

WILLIAM M. YARBENET
“Officer”

Dated:__________                ___________________________________________

CONSENT OF THE OFFICER'S SPOUSE

[required if the primary beneficiary is not the Officer’s spouse]

TO THE ABOVE BENEFICIARY DESIGNATION:

I, _____________, being the spouse of William M. Yarbenet, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to the Executive Salary Continuation Agreement entered into by my spouse on ______________, 2015. I understand that the above Beneficiary Designation adversely affects my community property interest in the benefits provided for under the terms of the Executive Salary Continuation Agreement. I understand that I have been advised to consult with an attorney of my choice prior to executing this consent, so that such attorney can explain the effects of this consent.

Dated: _____________, 2015        ____________________________________
______________, Spouse

[Notarization of the spousal consent is required if the primary beneficiary is not the spouse of the Officer.]